EXHIBIT 5

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

May 21, 2007

Caspian International Oil Corporation

1800 West Loop South, Suite 850

Houston, TX 77027

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Caspian International Oil Corporation proposes to file with the Securities and Exchange Commission registering 4,000,000 common shares which may be offered and sold by Caspian International Oil Corporation under the 2007 Equity Incentive Option Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl

Robert Brantl